Exhibit A

Shareholders Led by Yi Zhang Announce Successful Results of Removal of Directors and Election of New Directors of YS Biopharma Co., Ltd.

(New York – 16 February, 2024) Yi Zhang and shareholders representing over 59.2% of the outstanding shares of YS Biopharma Co., Ltd. (the “Company” or “YS”) (NASDAQ: YS) (the “Convening Shareholders”) today announced the successful approval of all resolutions at the YS Extraordinary General Meeting of Shareholders (“EGM”) held today. 62,132,308 shares out of 93,058,197 total outstanding shares of YS voted in the EGM, which represents 66.8% of all outstanding shares. Before the EGM, individuals purporting to be representatives of the Company arrived at the offices where the EGM was to be conducted, but they indicated that they intended to disrupt the business for which the EGM was convened by the Convening Shareholders, so they were not permitted to enter the premises where the EGM was noticed to be held.

The resolutions passed by the shareholders at the EGM are as follows:

1.	The removal of the following directors from office of the Company: Hui Shao, Bo Tan, Ajit Shetty, Viren Mehta, Shaojing Tong, Rachel Yu, Yuntao Cui, Jin Wang, Henry Chen, Haitao Zhao, Pierson Yue Pan and Chunyuan (Brenda) Wu; and

2.	the election of the following seven nominees as directors of the Company: Nan Zhang, Yun (Monica) Zhang, Chi Keung (Peter) Lui, Jing Xia Li, Yi Zhang, Yuan Liu and Jimin Wang.

Details of the number of shares voted in person or by proxy on the resolutions was as follows:

Resolution	For		Against
	Shares Voted	%	Shares Voted	%
1. The removal of the following directors from office of the Company: Hui Shao, Bo Tan, Ajit Shetty, Viren Mehta, Shaojing Tong, Rachel Yu, Yuntao Cui, Jin Wang, Henry Chen, Haitao Zhao, Pierson Yue Pan and Chunyuan (Brenda) Wu.	55,123,743	88.7%	7,008,565	11.3%
2. The election of the following seven nominees as directors of the Company: Nan Zhang, Yun (Monica) Zhang, Chi Keung (Peter) Lui, Jing Xia Li, Yi Zhang, Yuan Liu and Jimin Wang.	55,123,743	88.7%	7,008,565	11.3%

There were no abstentions and no “withhold” votes.

Yi Zhang thanks his fellow shareholders for their support in achieving this positive outcome today. The actions taken reflect an overwhelming shareholder repudiation of the prior board of directors of the Company (the “Board”) and the total disregard for shareholder perspectives shown by the prior Board and management team. Given the result of the vote, Yi Zhang is confident that YS will now be able to focus its full efforts on executing its business strategy and preserving and growing long-term value for all shareholders.

The full text of each resolution is contained in the notice of general meeting set out in the Circular, a copy of which is available here:  https://www.sec.gov/Archives/edgar/data/1946399/000110465924024545/tm246234d1_ex99-a.htm

Immediately following the successful conclusion of the EGM, the new board of directors of the Company voted [unanimously] to effect the following resolutions (among others):

1.	the appointment of Mr. Yi Zhang as the chairperson of the board with immediate effect;

2.	the removal of each of Hui Shao, Bo Tan, Ajit Shetty, Viren T. Mehta, Shaojing Tong and Rachel Yu (collectively, the “Removed Directors”) from all of the relevant committees of the board of the Company including the audit committee, the compensation committee and the nominating and corporate governance committee and from the relevant board and committee (if any) of each subsidiary of the Company with immediate effect;
3.	the appointment of each of Jing Xian Li, Chi Keung (Peter) Lui and Yun (Monica) Zhang as a member of the audit committee and Chi Keung (Peter) Lui as the chairperson of the audit committee with immediate effect;
4.	the appointment of each of Yun (Monica) Zhang, Jing Xian Li and Nan Zhang as a member of the compensation committee and Yun (Monica) Zhang as the chairperson of the compensation committee with immediate effect;
5.	the appointment of each of Yi Zhang, Yun (Monica) Zhang and Jing Xian Li as a member of the nominating and corporate governance committee and Yi Zhang as the chairperson of the nominating and corporate governance committee with immediate effect;
6.	the removal of Hui Shao from all positions with the Company and any subsidiaries of the Company, including without limitation as chief executive officer and president of the Company;
7.	the removal of Chunyuan (Brenda) Wu from all positions with the Company and any subsidiaries of the Company, including without limitation as chief financial officer of the Company;
8.	the appointment of Nan Zhang as the chief executive officer of the Company;
9.	the appointment Hongman Jia as the chief financial officer of the Company;
10.	the instruction to the registered office provider of the Company to refrain from issuing any new shares to Apex Prospect Limited (“APL”) pursuant to a purported share purchase agreement entered into by and between APL and the Company (the “Purported Private Placement”, and/or effecting any changes to any registers and/or records of the Company in relation to the Purported Private Placement or otherwise recording any transfer of any shares to APL;
11.	the approval of Yi Zhang’s sole authority to negotiate the repayment of the USD40,000,000 loan from R-Bridge Investment Three Pte. Ltd.;
12.	the approval of certain actions against the Removed Directors;
13.	the approval of the engagement of legal counsel already engaged by Yi Zhang and the related expenses to be borne by the Company and its subsidiaries;
14.	the establishment of a special committee of independent directors;
15.	the termination of engagement of Cooley LLP with immediate effect;
16.	the termination of engagement of Mourant Ozannes (Cayman) LLP with immediate effect; and
17.	the termination of engagement of ICR LLP with immediate effect.

Cautionary Statement Regarding Forward-Looking Statements

This press release (including its attachments) contains “forward-looking statements.” All statements in this release other than statements of historical fact are forward-looking statements, including statements regarding the EGM, the leadership of YS, its ability to develop and commercialize current and planned products, its research and development efforts and other matters regarding business strategies, results and plans and objectives for future operations. These statements are based on the beliefs and assumptions of the Convening Shareholders and on information currently available to them, which is based in part on information provided by the prior Board and management of YS. Although the Convening Shareholders believe that they have a reasonable basis for such statements, these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, events or achievements to differ materially from the information expressed or implied by these statements. These risks, uncertainties and other factors include the possibility of undisclosed actions by members of the prior YS Board and management, potential efforts to dilute shareholders, the outcome of pending litigation and the prospect of litigation (including regarding the EGM), the potential for potential defaults or enforcement by the creditors of YS, and other risks, uncertainties and factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents filed by YS with the U.S. Securities and Exchange Commission or in public statements by the Convening Shareholders from time to time. Forward-looking statements may not prove to be accurate. The forward-looking statements in this press release speak as of the date hereof, and the Convening Shareholders undertake no obligation to update any forward-looking statements for any reason, except as required by law.

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